EXHIBIT 4.1
AIRGAS, INC.
AMENDED AND RESTATED
2003 EMPLOYEE STOCK PURCHASE PLAN
     1. Purpose and Effective Date
          The Amended and Restated Airgas, Inc. 2003 Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist employees of Airgas, Inc. (“Airgas”) and its subsidiaries (together, the “Company”) to acquire an equity interest in Airgas through the purchase of shares of Airgas common stock (the “Common Stock”). It is the intention of Airgas to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed so as to comply with the requirements of section 423. This Plan was first effective July 29, 2003.
     2. Administration
          (a) The Plan shall be administered by the Governance and Compensation Committee designated by the Airgas Board of Directors (the “Committee”) which shall consist of at least two persons, each of whom is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and an “outside director” as defined under section 162(m) of the Code (the “Non-Employee Director”). If any Committee member does not qualify as a Non-Employee Director, then such member shall not participate in any way with respect to Committee action under the Plan and shall not be treated as a member of the Committee for purposes of the Plan. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.
          (b) The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the directors who are members of the Committee or acts approved in writing by the unanimous consent of the directors who are members of the Committee (not counting any director who is an employee for either purpose) shall be the valid acts of the Committee.
          (c) Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Committee’s determination on the foregoing matters shall be final, binding and conclusive.
          (d) Subject to the limitations of Section 18, the Committee shall have the power to amend the Plan from time to time. In particular, the Committee may increase the option price and/or decrease the option term or make any other changes which the Committee, in its sole discretion, determines are necessary or desirable to preclude the establishment of this Plan or the grant or exercise of any option under it from resulting in a charge to earnings under applicable rules of the Financial Accounting Standards Board.

          (e) The Committee shall have the authority to delegate the regular operation and administration of the Plan to the appropriate officers and employees of the Company.
          (f) Each Committee member shall be acting in the capacity of a director of Airgas for the purpose of Article VI of its Certificate of Incorporation in connection with the administration of the Plan or the granting of options under the Plan.
          (g) Each Committee member shall be entitled to indemnification by Airgas in accordance with the provisions and limitations of Article VII of its By-Laws, as the same may be amended from time to time, in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of options under the Plan in which he may be involved by reason of his being or having been a Committee member, whether or not he continues to be a Committee member at the time of the action, suit or proceeding.
     3. Number of Shares
          (a) A maximum of 3,500,000 shares of Common Stock, subject to adjustment upon changes in capitalization of Airgas as provided in Subsection (b), may be purchased under the Plan. Shares sold under the Plan may be newly issued shares or shares held in or hereafter acquired for the Airgas treasury, but all shares sold under the Plan, regardless of source, shall be counted against the 3,500,000 share limitation.
          (b) The aggregate number of shares and class of shares as to which options may be granted hereunder, the number of shares covered by each outstanding option and the option exercise price thereof shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of Airgas resulting from a subdivision or consolidation of the Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Common Stock upon the conversion of other securities of Airgas which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by Airgas. The Committee shall have authority to determine the adjustments to be made under this Subsection and any such determination by the Committee shall be final, binding and conclusive.
     4. Eligibility Requirements
          (a) Each Covered Employee, as defined in Subsection (b), shall become eligible to participate in the Plan as provided in Section 5 following his commencement of employment with the Company.
          (b) “Covered Employee” means each Employee, as defined in Subsection (c), other than:
               (i) An employee who, immediately upon enrollment in the Plan, would own stock directly or indirectly, or hold options, warrants or rights to acquire stock, which in the aggregate represents five percent or more of the total combined voting power or value of all classes of stock of the Company; and

               (ii) An employee who is prohibited by the laws of the nation of his residence or employment from participating in the Plan.
          (c) “Employee” shall mean any individual who is an employee within the meaning of section 3401(c) of the Code and the Treasury Regulations thereunder of Airgas or a Participating Subsidiary. Unless otherwise designated by the Board of Directors, each corporation described in section 424(e) or (f) of the Code shall be a “Participating Subsidiary”.
     5. Enrollment and Reenrollment
          Each Covered Employee may become a Participant as of the first Trading Day that occurs in January, April, July, or October of each year, or such other days as may be established by the Committee from time to time (the “Enrollment Dates”), by complying with the enrollment procedures that the Committee establishes from time to time, including but not limited to, the administrative requirements established under Section 13. Unless the Committee specifies otherwise, enrollments shall be made in the two-week period preceding an Enrollment Date and will be effective on that Enrollment Date. Notwithstanding the foregoing, enrollments for the October 1, 2004 Enrollment Date may be completed through October 31, 2004; provided, however, the election to contribute contained therein shall only apply to Compensation (as defined in Subsection 7(a)) processed for the Plan after the enrollment is received and recorded. For purposes of the Plan, elections made in accordance with the preceding sentence shall be treated as if made in the two-week period preceding the Enrollment Date except with respect to commencement of withholding from Compensation. A “Trading Day” is any day on which regular trading occurs on the New York Stock Exchange or any other exchange or market that the Committee specifies.
     6. Grant of Option on Enrollment or Reenrollment
          (a) Each Covered Employee who enrolls or re-enrolls in the Plan is granted, as of his Enrollment Date, an option to purchase shares of Common Stock from Airgas under the Plan. Any Participant whose option expires and who has not withdrawn from the Plan will be automatically re-enrolled in the Plan and granted a new option on the Enrollment Date immediately following the date on which the option expires.
          (b) If the “fair market value” (as defined in Subsection 8(d)) of the Common Stock on any later Enrollment Date during the option period set under Subsection 6(c)(i) is less than the fair market value on the Enrollment Date as of which any outstanding option was granted, then (A) the earlier outstanding option shall expire automatically (as provided under Subsection 6(c)(i)) and (B) a new option shall be granted automatically on the later Enrollment Date, which date shall be referred to as an “Automatic Enrollment Date”. An Automatic Enrollment Date shall be treated as an Enrollment Date for purposes of establishing the number of shares available for purchase, the term and any other operative provision of an option granted on an Automatic Enrollment Date.
          (c) Each option granted under the Plan shall have the following terms.
               (i) The option shall expire on the April Enrollment Date following its grant, or after such shorter option period as may be established by the Committee from time to time; notwithstanding the foregoing, however, whether or not the option has been fully exercised, the option shall expire on the earlier to occur of (A) the occurrence of an Automatic Enrollment Date after the date on which an option is granted under Subsection 6(a), or (B) the Enrollment Date coincident with or next following on which the Employee’s participation in the Plan terminates for any reason.
               (ii) Payment for shares under the option shall be made only through payroll withholding in accordance with Section 7.
               (iii) Purchase of shares upon exercise of the option will be effected only on the Enrollment Dates established in accordance with Section 8.
               (iv) The price per share under the option will be determined as provided in Section 8.
               (v) Unless otherwise established by the Committee before an Enrollment Date for all options to be granted on such Enrollment Date, the number of shares available for purchase under an option granted to a Participant will be determined by dividing $25,000 by the “fair market value” (as defined in Subsection 8(d)) of a share of Common Stock on the Enrollment Date and by multiplying the result by the number of calendar years included in whole or in part in the period from the Enrollment Date to the expiration of the options.
               (vi) The option (together with all other options then outstanding under this and all other similar stock purchase plans of Airgas and any subsidiary of Airgas) will in no event give the Participant the right to purchase shares in a calendar year which have a fair market value in excess of $25,000, determined at the applicable Enrollment Dates.
               (vii) The option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.
          (d) Each option shall provide that shares purchased pursuant to the Plan with amounts withheld from Compensation otherwise payable on or after October 1, 2004, may not be sold or otherwise transferred during the “Restricted Period” applicable to them, except as hereafter provided. The Restricted Period is the period beginning on the Enrollment Date as of which the shares were purchased and ending after the close of trading on first New York Stock Exchange Trading Date which is at least 180 days after that Enrollment Date. The restriction applicable to shares purchased as of a particular Enrollment Date shall lapse, and shall not be restored, if the closing price of a share of the Common Stock on the New York Stock Exchange for five consecutive Trading Days during the Restricted Period is less than the purchase price for such shares determined pursuant to the Plan.
     7. Payroll Withholding and Tax Withholding
          (a) Each Participant shall elect in the two-week period immediately preceding the Enrollment Date as of which his participation is effective to have amounts withheld from his Compensation (as hereafter defined) payable by the Company during the option period at a rate equal to any whole percentage of Compensation up to a maximum of fifteen percent (15%), or such lesser percentage as the Committee may establish from time to time. Compensation means a

Participant’s base pay, overtime pay and commissions (exclusive of expense reimbursements of any kind) before deduction for elective deferrals under (i) the Airgas, Inc. 401(k) Plan, (ii) the Airgas, Inc. Flexible Benefits Plan or (iii) any nonqualified deferred compensation plan the Company sponsors. Compensation shall not include any other amount. Each Participant shall elect an initial rate of withholding and may elect to increase or decrease the rate of withholding by making such initial or rate change election in accordance with procedures that the Committee designates within the two-week period immediately preceding the Enrollment Date as of which the election shall apply.
          (b) Payroll withholdings shall be credited to an account maintained by the Company on behalf of each Participant. The amounts so withheld shall remain general assets of the Company until applied to the purchase of shares of Common Stock under the Plan. The Company shall have no obligation to pay interest on withholdings to any Participant and shall not be obligated to segregate withholdings.
          (c) Upon disposition (within in the meaning of section 424(c) of the Code) of shares acquired by exercise of an option, each Participant shall pay, or make provision adequate to the Company for payment of, all federal, state, and other taxes and any other amount that the Company determines, in its discretion, are then required (whether or not by tax withholding), including any such payment or withholding that the Company determines in its discretion is necessary to allow the Company to claim tax deductions or other benefits in connection with the disposition. A Participant shall make such similar provisions for any other payment that the Company determines, in its discretion, are required due to the exercise of an option, including such provisions as are necessary to allow the Company to claim tax deductions or other benefits in connection with the exercise of the option.
          (d) Notwithstanding any Plan provision to the contrary, a Participant’s withholding election in effect prior to October 1, 2004 shall expire on September 30, 2004. A Participant may make a new withholding election during the period for which elections are permitted pursuant to Section 5 for the October 1, 2004 Enrollment Date. Any such election shall be effective as provided in Section 5. Any Participant who does not make a timely election shall be treated as electing that no amounts be withheld from Compensation.
     8. Purchase of Shares
          (a) On each Enrollment Date following an option grant that occurs within the option period or coincident with the last day of the option period, the Company shall apply the funds then credited to each Participant’s payroll withholdings account to the purchase of whole and fractional shares of Common Stock.
          (b) The cost to the Participant of shares purchased under any option shall be not less than 85%, or such greater percentage as the Committee shall determine, of the lower of:
               (i) the fair market value of the Common Stock on the Enrollment Date as of which such option was granted; or

               (ii) the fair market value of the Common Stock on the Enrollment Date as of which such shares are purchased.
          (c) If on any Enrollment Date on which a purchase occurs, the number of shares available under the Plan are less than the number all Participants would otherwise be entitled to purchase on such date, purchases shall be reduced proportionately to eliminate the difference. Any funds that cannot be applied to the purchase of shares due to such a reduction shall in the Committee’s discretion be (i) refunded to Participants as soon as administratively feasible or (ii) credited to another employee stock purchase plan that meets the requirements of section 423(b) of the Code to be applied against the Participant’s contribution limit under the transferee plan applicable to the period of transfer; provided, however, the amount credited to the transferee plan may not exceed the Participant’s contribution limit to that plan.
          (d) For purposes of the Plan, the fair market value of the Common Stock as of any date shall be the closing price of the Common Stock on such date on the New York Stock Exchange (or such other exchange as the Committee selects).
     9. Dividend Reinvestment
          Cash dividends on any shares of Common Stock credited to a Participant’s account under the Plan will be automatically reinvested in additional shares of Common Stock, unless the Committee directs that they be paid in the form of cash. The Company will aggregate all purchases of Common Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Common Stock for purposes of dividend reinvestment will be made after a dividend payment date on the open market or directly from the Company at 100% of the fair market value of a share of Common Stock on the dividend payment date.
     10. Withdrawal from the Plan
          A Participant may withdraw from the Plan in full (but not in part) at any time, effective as soon as administratively feasible after notice of withdrawal given in accordance with withdrawal procedures the Committee establishes. All funds credited to a Participant’s payroll withholdings account shall be applied to purchase whole and fractional shares of Common Stock on the Enrollment Date coincident with or next following receipt of the notice of withdrawal. Any Covered Employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.
     11. Termination of Employment
          A Participant’s active participation in the Plan terminates at the close of business on the date that a Participant ceases to be a Covered Employee for any reason whatsoever (including death, disability or transfer to a subsidiary of the Company that does not participate in the Plan). Funds then credited to such Participant’s payroll withholdings account shall be applied to the purchase of whole and fractional shares of Common Stock at the Enrollment Date coincident with or next following the date the Participant ceases to be a Covered Employee.

     12. Assignment
          (a) The rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise; provided, however, if a Participant dies, the Participant’s executor, administrator or legal representative shall succeed to the Participant’s rights under the Plan.
          (b) A Participant’s right to purchase shares under the Plan shall be exercisable only by him, except that in accordance with and subject to procedures that the Committee may, but is not required to, establish, a Participant may direct that the account established under Subsection 13(a) and/or any share certificate issued in connection with the Plan be (i) in the names of the Participant and his spouse in community property, (ii) in the names of the Participant jointly with one or more other persons with rights of survivorship, or (iii) owned by or in the name of certain forms of trusts approved by the Committee.
     13. Administrative Assistance and Requirements
          (a) The Committee may retain a brokerage firm, bank, or other financial institution to assist in the purchase or sale of shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by the laws of the nation of his employment or residence) be deemed upon enrollment in the Plan to have authorized (i) the establishment of an account on his behalf at such institution, and (ii) such other requirements with respect to the shares as may be established from time to time. Shares purchased by a Participant under the Plan shall be issued to and held in the account established for such Participant.
          (b) The Committee may restrict the transfer of shares purchased under the Plan out of any account established with an institution pursuant to Subsection (a) as the Committee determines is necessary or desirable to facilitate administration of the Plan or compliance with Subsection 6(d) or Section 7 of the Plan.
          (c) The Committee may require a Participant whose employment has terminated to accept a share certificate evidencing ownership of the shares purchased for such Participant under the Plan.
          (d) The Committee may require that the certificates evidencing any shares subject to the restriction of Subsection 6(d) bear an appropriate legend and establish such procedures and rules as are necessary or appropriate to administer Subsection 6(d).
     14. Costs
          All costs and expenses incurred in administering the Plan shall be paid by Airgas, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the accounts of Participants to whom such expenses are attributable. Any brokerage fees for the purchase of shares by a Participant shall be paid by Airgas, but brokerage fees for the sale of shares by a Participant shall be paid by the Participant.

     15. Equal Rights and Privileges
          All Covered Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of section 423 of the Code and the Treasury Regulations thereunder. Any provision of the Plan which is inconsistent with section 423 of the Code shall without further act or amendment by the Company, the Board of Directors or the Committee be reformed to comply with the requirements of section 423. This Section 15 shall take precedence over all other provisions of the Plan.
     16. Applicable Law
          Except to the extent superseded by Federal law, the Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
     17. Gender and Number
          Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural.
     18. Modification and Termination
          (a) The Committee may amend, alter, or terminate the Plan at any time, including amendments to outstanding options. No amendment shall be effective unless within 12 months after it is adopted by the Committee, it is approved by the holders of a majority of the votes cast at a duly held shareholders’ meeting, if such amendment would:
               (i) increase the number of shares reserved for purchase under the Plan; or
               (ii) amend the requirements regarding the class of Employees eligible to purchase stock under the Plan.
          (b) In the event the Plan is terminated, the Committee may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Enrollment Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.
          (c) In the event of the sale of all or substantially all of the assets of Airgas, or the merger of Airgas with or into another corporation, or the dissolution or liquidation of Airgas, an Enrollment Date shall occur on the Trading Day immediately preceding the date of such event, unless otherwise provided by the Committee in its sole discretion, including provision for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

     19. Rights as an Employee
          Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the Company’s right to terminate the employment of any person at any time with or without cause.
     20. Rights as a Shareholder
          Participants shall be treated as the owners of their shares effective as of the Enrollment Date such shares are purchased for them pursuant to the Plan. Notwithstanding the foregoing, shares a Participant acquires shall be subject to the transfer restrictions specified in Subsection 6(d) during the Restricted Period applicable to them.
     21. Board and Shareholder Approval
          The Plan was approved by the Board of Directors on June 18, 2003 and approved by the stockholders of Airgas on July 29, 2003. The Plan was amended by the Committee effective as of October 1, 2004. The Board of Directors approved the amendment and restatement of the Plan on June 21, 2006, subject to stockholder approval. The Plan is to be submitted to the stockholders of Airgas on August 9, 2006.